Exhibit 4.3

MOTOROLA MOBILITY HOLDINGS, INC.

2011 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries and Designated Affiliates with an opportunity to purchase Shares of the Company. This Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is the intention of the Company to have the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of purchase rights under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such purchase rights shall be granted pursuant to rules, procedures or subplans adopted by the Committee designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2. Definitions.

(a) “Administrator” means one or more of the Company’s officers or management team appointed by the Board or Committee to administer the day-to-day operations of the Plan. Except as otherwise provided in the Plan, the Board or Committee may assign any of its administrative tasks to the Administrator.

(b) “Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

(c) “Affiliated Company” means any entity which controls, is controlled by or is under common control with the Company.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means:

(i) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2(e)(i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (D) any acquisition pursuant to a transaction that complies with Sections 2(e)(iii)(A), 2(e)(iii)(B) or 2(e)(iii)(C) hereof;

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

(g) “Committee” means the compensation committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.

(h) “Company” means Motorola Mobility Holdings, Inc., a Delaware corporation.

(i) “Compensation” means all base straight-time gross earnings, including regular base salary, overtime pay and regularly paid wage premiums (such as evening or shift premiums) but exclusive of commissions, income from stock options or equity benefits, amounts received for the exchange of options or equity benefits, bonuses and other compensation, unless otherwise determined by the Committee. For Participants outside the United States, Compensation shall include 13th/14th month payments or similar concepts under local law. The Committee shall have the discretion to determine the application of this definition to Employees outside the United States.

(j) “Designated Affiliate” means any Affiliate selected by the Committee as eligible to participate in the Non-423 Component. For the avoidance of doubt, the Committee may not delegate this task to the Administrator.

(k) “Designated Subsidiary” means any Subsidiary selected by the Committee as eligible to participate in the 423 Component. For the avoidance of doubt, the Committee may not delegate this task to the Administrator.

(l) “Director” means a member of the Board.

(m) “Effective Date” shall mean the date the Plan becomes effective in accordance with Section 24 hereof.

(n) “Eligible Employee” means (i) any individual who is treated as an active employee in the records of the Company or any Designated Subsidiary or (ii) any individual who is treated as an active employee in the records of any Designated Affiliate, in each case regardless of any subsequent reclassification by the Company or by any Designated Subsidiary or Designated Affiliate, any governmental agency, or any court. The Committee, in its discretion, from time to time may, prior to an Offering Date for a particular Offering and for all purchase rights to be granted on such Offering Date under such Offering, determine that the definition of Eligible Employee will or will not include an individual if he or she customarily works not more than twenty (20) hours per week or not more than five (5) months in any calendar year (or, in each case, such lesser period of time as may be determined by the Committee in its discretion), provided that any such exclusion is applied with respect to each Offering in a uniform manner to all similarly-situated employees who otherwise would be Eligible Employees for that Offering. For purposes of the 423 Component, the employment relationship shall be treated as continuing intact while the individual is on military or sick leave or other bona fide leave of absence approved by the Company or the Designated Subsidiary so long as the leave does not exceed three (3) months or if longer than three (3) months, the individual’s right to reemployment is provided by statute or has been agreed to by contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence. The employment relationship shall be treated as continuing intact where an Eligible Employee transfers employment between the Company, Designated Subsidiaries and/or Designated Affiliates; provided, however, that an individual who is not employed by the Company or a Designated Subsidiary on the Offering Date and through a date that is no more than three (3) months prior to the Purchase Date will participate only in the Non-423 Component unless the individual continues to have a right to reemployment with the Company or a Designated Subsidiary provided by statute or contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence. The Committee shall establish rules to govern other transfers into the 423 Component, and between any separate Offerings established thereunder, consistent with the applicable requirements of Section 423 of the Code.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, from time to time, or any successor law thereto, and the regulations promulgated thereunder.

(p) “Purchase Date” means the last Trading Day of each Offering Period.

(q) “Fair Market Value” means, with respect to the Shares, as of any date, (i) the closing per-share sales price of the Shares (A) as reported by the NYSE composite tape for such date or (B) if the Shares are no longer listed on the NYSE but are listed on any other national stock exchange or national market system, as reported on the stock exchange composite tape for securities traded on such exchange for such date, or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares, or, (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee upon the reasonable application of a reasonable valuation method.

(r) “NYSE” means the New York Stock Exchange.

(s) “Offering” means an offer under the Plan of a purchase right that may be exercised during an Offering Period as further described in Section 2(u). For purposes of this Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Designated Subsidiaries or Designated Affiliates will participate, even if the dates of the applicable Offering Periods of each such Offering are identical.

(t) “Offering Date” means the first Trading Day of each Offering Period.

(u) “Offering Period” means a period of six months during which a purchase right granted pursuant to the Plan may be offered, or such different period for the offer of the purchase right as may be established by the Committee. In no event shall an Offering Period exceed 27 months. The duration and timing of Offering Periods may be changed pursuant to Section 4 hereof.

(v) “Parent” means a “parent corporation” of the Company whether now or hereinafter existing as defined in Section 424(e) of the Code.

(w) “Participant” means any Eligible Employee who participates in the Plan as described in Section 5 hereof.

(x) “Plan” means this Motorola Mobility Holdings, Inc. 2011 Employee Stock Purchase Plan, including both the 423 and Non-423 Components.

(y) “Purchase Price” means a per-Share amount to be paid by a Participant to purchase a Share on the Purchase Date. Such Purchase Price shall be established by the Committee for each Offering prior to an Offering Period and shall be no less than the lower of (i) eighty-five percent (85%) of the Fair Market Value of a Share on the Offering Date for the relevant Offering Period or (ii) eighty-five percent (85%) of the Fair Market Value of a Share on the Purchase Date for the relevant Offering Period. Such Purchase Price may be established by the Committee by any manner or method the Committee determines, pursuant to Section 16 hereof, and subject to (i) with respect to the 423 Component, compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or (ii) with respect to the Non-423 Component, pursuant to such manner or method as determined by the Committee to comply with applicable local law.

(z) “Share” means a share of common stock of the Company, $0.01 par value, or such other security of the Company (i) into which such share shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (ii) as may be determined by the Committee pursuant to Section 16 hereof.

(aa) “Participation Election” means any written agreement, enrollment form, contract or other instrument or document (in each case in paper or electronic form) evidencing that an Eligible Employee has elected to become a Participant in the Plan, which may, but need not, require execution by a Participant.

(bb) “Subsidiary” means a “subsidiary corporation” of the Company whether now or hereafter existing, as defined in Section 424(f) of the Code.

(cc) “Trading Day” means a day on which the NYSE or, if the Shares are no longer listed on the NYSE, but are listed on any other national stock exchange or national market system, a day on which such other national stock exchange or national market system on which the Shares are listed is open for trading.

3. Eligibility. Any Eligible Employee on a given Offering Date shall be eligible to participate in the Plan, provided, however, that employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the Plan or an Offering if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. Further, notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted a purchase right under the 423 Component of the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding purchase rights to purchase capital stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase capital stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate that exceeds Twenty-Five Thousand Dollars (US$25,000) worth of such stock (determined at the fair market value of the shares of such stock at the time such purchase right is granted) for each calendar year in which such purchase right is both outstanding and exercisable.

4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 1 and November 1 of each year, or on such other date as the Committee shall determine, and continuing thereafter to the last Trading Day of the respective six-month period or until terminated in accordance with Section 20 hereof. Within the limitations set forth in Section 2(u), the Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation. An Eligible Employee may become a Participant in the Plan by completing, within any prescribed enrollment period prior to the applicable Offering Date, a Participation Election (either through the Company’s online Plan enrollment process or in paper form) and/or any other forms and following any procedures for enrollment in the Plan as may be established by the Committee from time to time.

6. Payroll Deductions or Contributions.

(a) At the time a Participant completes any Participation Election, enrollment form and/or procedure to enroll in the Plan, as provided in Section 5, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 10% of the Compensation that he or she receives on each pay day during the Offering Period, provided, however, that should a pay day occur on an Purchase Date, a Participant shall have the payroll deductions made on such day applied to his or her account under the new Offering Period, unless otherwise provided by the Committee and subject to withdrawal by the Participant as provided in Section 10 hereof. The Committee, in its sole discretion, may permit Eligible Employees participating in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means to comply with non-U.S. requirements, provided, however, that such contributions shall not exceed 10% of the Compensation received each pay day, during the Offering Period. A Participant’s enrollment in the Plan shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) Payroll deductions or contributions, as applicable, for a Participant shall commence on the first pay day following the Offering Date and shall end on the last pay day in the Offering Period to which such authorization is applicable (subject to subsection 6(a) hereof), unless sooner terminated by the Participant as provided in Section 10 hereof.

(c) Any payroll deductions or contributions made by a Participant shall be in whole percentages only.

(d) A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof by completing any forms and following any procedures for withdrawal from the Plan as may be established by the Committee from time to time. However, except to the extent necessary to comply with Section 423(b)(8) of the Code as described in Section 3 hereof, a Participant’s payroll deductions or contributions may not be increased or decreased during an Offering Period unless otherwise determined by the Committee in its discretion. The Participant may increase or decrease payroll deductions or contributions by completing any form or following any procedure established by the Committee from time to time, which change shall be effective as of the next Offering Period

(e) At the time that Shares are purchased under the Plan, or at the time some or all of the Company’s Shares issued under the Plan are disposed of, the Participant must make adequate provision for the Company’s or its Subsidiary’s or Affiliate’s federal, state, or any other tax liability payable to any authority, national insurance, social security, payment-on-account or other tax obligations, if any, which arise as a result of participation in the Plan, including, for the avoidance of doubt, any liability of the Participant to pay an employer tax or social insurance contribution obligation, which liability has been shifted to the Participant as a matter of law or contract. At any time, the Company or its Subsidiary or Affiliate, as applicable, may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or its Subsidiary or Affiliate, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or its Subsidiary or Affiliate, as applicable, any tax deductions or benefits attributable to sale or early disposition of Shares by the Eligible Employee. In addition, the Company or its Subsidiary or Affiliate, as applicable, may withhold from the proceeds of the sale of Shares, may withhold a sufficient whole number of Shares otherwise issuable following purchase having an aggregate fair market value sufficient to pay applicable withholding obligations or may withhold by any other means set forth in the applicable Participation Election. Where necessary to avoid negative accounting treatment, the Company or its Subsidiary or Affiliate shall withhold taxes at the applicable statutory minimum withholding rates.

7. Grant of Purchase Right. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a purchase right to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a number of Shares determined by dividing such Eligible Employee’s payroll deductions or contributions accumulated prior to such Purchase Date by the applicable Purchase Price; provided, however, that in no event shall an Eligible Employee be permitted to purchase during each Offering Period more than 100,000 Shares subject to adjustment pursuant to Section 15 hereof, and provided further that such purchase shall be subject to the limitations set forth in Sections 3 and 14 hereof. The Committee may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Shares that an Eligible Employee may purchase during each Offering Period. The purchase of Shares pursuant to the purchase right shall occur as provided in Section 8 hereof, unless the Participant has withdrawn pursuant to Section 10 hereof. The purchase right shall expire on the last day of the Offering Period.

8. Purchase of Shares.

(a) Unless a Participant withdraws from the Plan as provided in Section 10 hereof, on the Purchase Date, the maximum number of Shares, including fractional shares, as may be purchased with the accumulated payroll deductions or contributions in the Participant’s account shall be purchased for such Participant at the applicable Purchase Price, subject to the limitations in Section 7 and Section 8(b) hereof. In the Committee’s discretion, fractional shares shall not be purchased and in such event, any payroll deductions or contributions accumulated in a Participant’s account which are not sufficient to purchase a full Share shall, at the discretion of the Committee, be returned to the Participant or be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. During a Participant’s lifetime, Shares may be purchased pursuant to the Participant’s purchase right only by the Participant.

(b) No Participant in the 423 Component of the Plan is permitted to purchase shares under all employee stock purchase plans of the Company and its subsidiaries at a rate that exceeds $25,000 in fair market value of stock (determined at time the purchase right is granted) for each calendar year in which any stock purchase right is both outstanding and exercisable.

(c) If the Committee determines that, on a given Purchase Date, the number of Shares with respect to which purchase rights are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Committee may provide, in its sole discretion, that the Company shall make a pro-rata allocation of the Shares available for purchase on such Purchase Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising purchase rights on such Purchase Date. The Company may make a pro-rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

9. Delivery. By enrolling in the Plan, each Participant shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for Plan share accounts for each Participant to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm. As soon as reasonably practicable after each Purchase Date on which a purchase of Shares occurs, the Company shall arrange for the delivery to each Participant of the Shares purchased upon exercise of his or her purchase right to the Participant’s brokerage or Plan share account in a form determined by the Committee. Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any purchase under the Plan, and instead such Shares shall be recorded in the books of the brokerage firm selected by the Committee or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm.

10. Withdrawal.

(a) A Participant may decide not to purchase Shares on a given Purchase Date and opt to withdraw all, but not less than all, the payroll deductions or contributions credited to his or her account and not yet used to purchase Shares under the Plan at any time by giving notice in a form or manner prescribed by the Committee from time to time, except that no withdrawals shall be permitted for the period immediately preceding each Purchase Date as may be specified by the Committee in its discretion. All of the Participant’s payroll deductions or contributions credited to his or her account shall, at the discretion of the Committee, (i) be retained in Participant’s account and used to purchase Shares at the next Purchase Date or (ii) be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s purchase right for the Offering Period shall be terminated automatically, and no further payroll deductions or contributions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions or contributions shall not resume at the beginning of the succeeding Offering Period unless he or she completes the process to re-enroll in the Plan as prescribed by the Committee from time to time.

(b) A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which he or she has withdrawn.

11. No Right to Employment. Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company, a Subsidiary, or an Affiliate, as applicable. Furthermore, the Company, a Subsidiary, or an Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

12. Termination of Employment. Unless otherwise determined by the Committee, upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions or contributions credited to such Participant’s account during the Offering Period but not yet used to purchase Shares under the Plan shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 17 hereof, and such Participant’s purchase right shall be terminated automatically.

13. Interest. No interest will accrue on the Contributions of a Participant in the Plan, except as may be required by applicable law, as determined by the Committee, and if so required by the laws of a particular jurisdiction, shall apply to all Participants in the relevant Offering except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).

14. Shares Available for Purchase under the Plan.

(a) Basic Limitation. Subject to adjustment pursuant to Section 15 hereof, the aggregate number of Shares authorized for sale under the Plan is 12,000,000 Shares. For avoidance of doubt, the limitation set forth in this section may be used to satisfy purchases of Shares under either the 423 Component or the Non-423 Component.

(b) Rights as an Unsecured Creditor. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly-authorized transfer agent of or broker selected by the Company), a Participant shall only have the rights of an unsecured creditor with respect to such Shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such Shares.

(c) Sources of Shares Deliverable at Purchase. Any Shares issued after purchase may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

15. Adjustments for Changes in Capitalization and Similar Events.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the maximum number of Shares that shall be made available for sale under the Plan, the maximum number of Shares that each Participant may purchase during the Offering Period (pursuant to Section 7) or over a calendar year under the $25,000 limitation (pursuant to Section 8(b)) and the per Share price used to determine the Purchase Price shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from any nonreciprocal transaction between the Company and its stockholders, (such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend), that affects the Shares (or other securities of the Company) or the price of Shares (or other securities) and causes a change in the per share value of the Shares underlying outstanding purchase rights. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. For the avoidance of doubt, the Committee may not delegate its authority to make adjustments pursuant to this paragraph to the Administrator. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a purchase right.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company as contemplated by Section 2(e)(iv), the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Purchase Date shall be before the date of the Company’s proposed dissolution or liquidation. The Committee shall notify each Participant in writing, at least ten (10) U.S. business days prior to the New Purchase Date, that the Purchase Date for the Participant’s purchase right has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participant on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Change in Control. In the event of a Change in Control, each outstanding purchase right shall be assumed or an equivalent purchase right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, the Offering Period then in progress shall be shortened by setting a New Purchase Date and shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Company’s proposed merger or Change in Control. The Committee shall notify each Participant in writing, at least ten (10) U.S. business days prior to the New Purchase Date, that the Purchase Date for the Participant’s purchase right has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participant on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

16. Administration.

(a) Authority of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, without limitation, the authority to (i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any Participation Election or other instrument or agreement relating to the Plan, (ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees shall participate in the 423 Component or the Non-423 Component and which entities shall be Designated Subsidiaries or Designated Affiliates, (iii) determine the terms and conditions of any purchase right to purchase Shares under the Plan, (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (v) amend an outstanding purchase right or grant a replacement purchase right for a purchase right previously granted under the Plan if, in the Committee’s discretion, it determines that (A) the tax consequences of such purchase right to the Company or the Participant differ from those consequences that were expected to occur on the date the purchase right was granted, or (B) clarifications or interpretations of, or changes to, tax law or regulations permit purchase rights to be granted that have more favorable tax consequences other than initially anticipated, and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Committee specifically is authorized to adopt rules, procedures and subplans, which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary-designation requirements, withholding procedures and handling of Share issuances, which may vary according to local requirements. The Committee may assign any of its administrative tasks set forth in this paragraph to the Administrator, including the designation of a Designated Affiliate or Designated Subsidiary under the Plan, unless constrained by applicable law. Furthermore, the Committee may not delegate its authority to make adjustments pursuant to Section 15(a) hereof.

(b) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any purchase right to purchase Shares granted under the Plan shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Designated Subsidiary or Designated Affiliate, any Participant, any Eligible Employee, or any beneficiary of such person, as applicable.

(c) Indemnification. To the extent allowable pursuant to applicable law, each member of the Board, the Committee, the Administrator or any employee of the Company, a Designated Subsidiary, or a Designated Affiliate (each such person, a “Covered Person”) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such Covered Person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Covered Persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

17. Death. Unless otherwise provided in an enrollment form or procedures established by the Committee from time to time, in the event of the Participant’s death, any accumulated payroll deductions and other contributions not used to purchase Shares shall be paid to and any Shares credited to his or her brokerage or Plan share account shall be transferred to Participant’s heirs or estate as soon as reasonably practicable following the Participant’s death.

18. Transferability. Neither payroll deductions nor contributions credited to a Participant’s account nor any rights with regard to the purchase of Shares pursuant to a purchase right or to receive Shares under the Plan may be assigned, alienated, pledged, attached, sold or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 17 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

19. Use of Funds. All payroll deductions or contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or contributions except as may be required by applicable local law, as determined by the Committee, and if so required by the laws of a particular jurisdiction, shall apply to all Participants in the relevant Offering except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f). Until Shares are issued, Participants shall only have the rights of an unsecured creditor, although Participants in specified Offerings may have additional rights where required under local law, as determined by the Committee.

20. Amendment and Termination.

(a) Subject to any applicable law or government regulation and to the rules of the NYSE or any successor exchange or quotation system on which the Shares may be listed or quoted, the Plan may be amended, modified, suspended or terminated by the Board or the Committee without the approval of the stockholders of the Company. For the avoidance of doubt, such tasks may not be delegated to the Administrator. Except as provided in Section 15 hereof, no amendment may make any change in any purchase right theretofore granted which adversely affects the rights of any Participant or any beneficiary (as applicable) without the consent of the affected Participant or beneficiary. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required.

(b) Without stockholder approval and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Committee shall be entitled, inter alia, to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant to adjust for delays or mistakes in the Company’s processing of properly completed enrollment forms, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Committee at the location, or by the person, designated by the Committee for the receipt thereof.

22. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued with respect to a purchase right unless the purchase of Shares pursuant to such purchase right and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, U.S. and non-U.S. and state and local provisions, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Any payroll deductions or contributions shall be promptly refunded to the relevant Participant or beneficiary, as applicable.

(b) As a condition to the purchase of Shares pursuant to a purchase right, the Company may require the person on whose behalf Shares are purchased to represent and warrant at the time of any such purchase that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the applicable provisions of law described in subsection (a) above.

23. Share Issuance. All Shares delivered under the Plan pursuant to the exercise of a purchase right to purchase Shares shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, the NYSE or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal or state laws, and the Committee may take whatever steps are necessary to effect such restrictions.

24. Term of Plan. The Plan shall become effective as of the date that all outstanding shares of the Company’s common stock are distributed to holders of shares of Motorola, Inc.’s common stock. Unless sooner terminated by the Board or the Committee in accordance with Section 20 hereof, the Plan shall terminate on the date on which all purchase rights are exercised in connection with a dissolution or liquidation pursuant to Section 15(b) hereof or Change in Control pursuant to Section 15(c) hereof. No further purchase rights shall be granted or Shares purchased, and no further payroll deductions or contributions shall be collected under the Plan following such termination.

25. Stockholder Approval. The Plan will be subject to the approval by stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under applicable law.

26. Code Section 409A; Tax Qualification.

(a) Purchase rights granted under the 423 Component are exempt from the application of Section 409A. Purchase rights granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. Subject to Section 26(b) hereof, purchase rights granted to U.S. taxpayers under the Non-423 Component shall be subject to such terms and conditions that will permit such purchase rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the Shares subject to a purchase right be delivered within the short-term deferral period. Subject to Section 26(b) hereof, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Committee determines that a purchase right or the exercise, payment, settlement or deferral thereof is subject to Section 409A of the Code, the purchase right shall be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Anything in the foregoing to the contrary notwithstanding, the Company shall have no liability to a Participant or any other party if the purchase right that is intended to be exempt from, or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

(b) Although the Company may endeavor to (i) qualify a purchase right for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 26(a) hereof. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

27. Severability. If any particular provision of this Plan is found to be invalid or otherwise unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision were omitted.

28. Governing Law. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of federal law, this Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

29. Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.